                                                                   EXHIBIT 23.01


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Salomon Smith Barney Holdings Inc.

We consent to the incorporation by reference in the Registration Statements listed below of Salomon Smith Barney Holdings Inc. of our report dated January 17, 2002, with respect to the consolidated statement of financial position of Salomon Smith Barney Holdings Inc. and Subsidiaries (SSBH) as of December 31, 2001, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the year then ended, which report appears in this Form 10-K. Our report refers to a change in 2001, in SSBH's method of accounting for derivative instruments and hedging activities. The consolidated statement of financial condition of Salomon Smith Barney Holdings Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 2000, were audited by other auditors whose report dated January 16, 2001 expressed an unqualified opinion on those statements.

Registration Statements on Form S-3

Registration Number

33-40600                 33-54929              333-32792             333-71667
33-41932                 33-56481              333-38931
33-49136                 33-57922              333-55650
33-51269                 333-01807             333-69230




/s/ KPMG LLP


New York, New York
March 20, 2002